EXHIBIT 99.1

NEXT, INC. ANNOUNCES TWELVE-MONTH REVENUE INCREASE OF 66% TO $20,700,000

Monday December 1, 8:43 a.m. ET

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—Dec. 1, 2003—Next, Inc. (OTCBB:NXTI – News) a creative and innovative sales and marketing organization, announces sales results for its twelve months ended November 30, 2003.

Revenues for the twelve months ended November 30, 2003 increased 66% to approximately $20,700,000 versus $12,400,000 for 2002. The Company is in process of its year-end audit and expects to report profitability for the year ended November 30, 2003. These results should be announced by February 1, 2004.

Management Commentary

Mr. William B. Hensley, President and CEO, stated, during fiscal 2003, Next, Inc. has achieved significant strategic milestones by expanding and diversifying its sales force and customer base and departments within its customer base which provides a significant platform to organically grow its business in 2004.

About NEXT INC.:

Next is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs. Next has several web sites where its products can be viewed: www.collegewearusa.com; www.rpmsportsusa.com; and www.americanbiker.net.

Safe Harbor Statement

The information provided for in this Press Release contains forward looking statements and information with respect to plans, projections or future performance of the Company, the occurrence of which involves risks and uncertainties that could cause the Company’s actual results to differ materially from expected results and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not the place undo reliance on these forward-looking statements that speak only as of the date the statements was made. The Company’s actual results could differ significantly from those discussed or implied herein.